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                                                                     Exhibit 3.3

                          CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION OF
                         MOLECULAR DEVICES CORPORATION

        MOLECULAR DEVICES CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

        FIRST: The name of the Corporation is MOLECULAR DEVICES CORPORATION.

        SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is November 13, 1995.

        THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

           Article IV Section A shall be amended and restated to read in its entirety as follows:

           "This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Sixty-Three Million (63,000,000) shares. Sixty Million (60,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Three Million (3,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001)."

        FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, MOLECULAR DEVICES CORPORATION has caused this Certificate of Amendment to be signed by its President and attested to by its Vice President this 10th day of July, 2001.

                                      MOLECULAR DEVICES CORPORATION

                                      By:   /s/ Joseph D. Keegan
                                         -----------------------------------
                                             Joseph D. Keegan, President


ATTEST:

/s/ Timothy A. Harkness
-------------------------------------
Timothy A. Harkness, Vice President